Exhibit 10.4

GENESIS ENERGY, LLC

DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

i

7.10	Governing Law; Severability	10
7.11	Taxes	11

ii

GENESIS ENERGY, LLC

DEFERRED COMPENSATION PLAN

The Genesis Energy, LLC Deferred Compensation Plan (the “Plan”) is hereby adopted effective as of December 31, 2008 by Genesis Energy, LLC, a Delaware limited liability company (the “Company”), for the benefit of select members of the management of the Company and of its affiliated entities which participate in this Plan with the consent of the Company.

RECITALS

A.             The Company desires to adopt the Plan in order to provide certain of its officers or other management level employees with incentive compensation that is deferred until after the employees’ separation from service with the Company.

B.             The Company intends for the Plan to continue to be an unfunded, nonqualified deferred compensation arrangement as provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and to satisfy the requirements of a “top hat” plan thereunder and under Labor Reg. Sec. 2520.104-23.

C.             This Plan is intended to comply with the requirements of The American Jobs Creation Act of 2004 (“AJCA”), Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and final regulations and other rulings issued by the Internal Revenue Service (“IRS”) thereunder.

ARTICLE I

DEFINITIONS AND GENERAL PROVISIONS

1.1            Definitions.  Unless the context requires otherwise, the terms defined in this Article shall have the meanings set forth below unless the context clearly requires another meaning.  When the defined meaning is intended, the term is capitalized:

(a)            Account.  The bookkeeping account described in Section 3.1 under which benefits and earnings are credited on behalf of a Participant.

(b)            Administrative Committee.  A committee comprised of the members of the Audit Committee, along with an equal number of other members of the Board who also serve as officers of Denbury Resources Inc.

(c)            Arbitrators.  Those individuals chosen under the procedures set out in Exhibit B hereto.

(d)            Audit Committee.  The Audit Committee as defined in the LLC Agreement.

(e)            Affiliate.  With respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question.  As used in this definition of “Affiliate,” the term “control” means either (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise or (ii) a direct or indirect equity interest of twenty percent (20%) or more in the Person.

(f)             Beneficiary.  The person(s) entitled to receive any distribution hereunder upon the death of a Participant. The Beneficiary for benefits payable under this Plan shall be the beneficiary designated by the Participant in accordance with procedures established by the Administrative Committee as of the Participant’s date of death, or, in the absence of any such designation, the Participant’s estate.

(g)            Board.  The Board of Directors of the Company.

(h)            Cause.  Has the meaning set forth in the LLC Agreement.

(i)             Change of Control.  Has the meaning set forth in the LLC Agreement.

(j)             Code.  The Internal Revenue Code of 1986, as amended from time to time.

(k)            Company.  Genesis Energy, LLC.

(l)             Director.  A member of the Board of Directors of the Company who is not also a Participant.

(m)           Effective Date.  December 31, 2008.

(n)            Employer.  The Company and any Affiliate thereof or successor thereto which adopts and participates in the Plan.  Any Affiliate that has U.S. employees and is a member of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes the Company shall participate in the Plan.  Such participation in the Plan shall continue only as long as the Affiliate remains a member of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes the Company.

(o)            ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time.

(p)            Genesis.  Genesis Energy, L.P.

(q)            Good Reason.  Has the meaning set forth in the LLC Agreement.

(r)             Grant.  The specific grant of deferred compensation made to each Participant under the Plan, in the form of the Deferred Compensation Grant attached hereto as Exhibit A.

(s)            Grant Date Applicable IDR Percentage.  The Grant Date Applicable IDR Percentage as of the date of Grant to a Participant, as determined under the provisions of Section 3.02(c)(3) of the Limited Liability Company Agreement of the Company.

(t)             LLC Agreement.  The Limited Liability Company Agreement of the Company.

(u)            Participant.  An individual officer or other management level employee of the Company who meets the eligibility requirements for participation in the Plan as set forth in Article II and who is entitled to benefits under the Plan.

(v)            Person.  A natural person or an entity.

(w)           Plan.  This Genesis Energy, LLC Deferred Compensation Plan, as set forth herein, and as such Plan may be amended from time to time hereafter.

(x)            Separation from Service.  Subject to Section 7.1 hereof, a Participant separates from service with the Employer if the Participant dies or otherwise has a termination of employment with the Employer.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Participant provided services to the Employer if the Participant has been providing services for less than 36 months).  A Participant will not be deemed to have experienced a Separation from Service if such Participant is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract.  If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  If a Participant provides services both as an employee and as a member of the Board, the services provided as a Director are generally not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of the Plan, in accordance with final regulations under Code Section 409A.

1.2            General Provisions.  The masculine wherever used herein shall include the feminine; singular and plural forms are interchangeable.  Certain terms of more limited application have been defined in the provisions to which they are principally applicable.  The division of the Plan into Articles and Sections with captions is for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.

ARTICLE II

PARTICIPATION

2.1            General Eligibility Conditions.  To become a Participant in the Plan, an individual must be among a select group of management employees designated as a Participant by the Company (or another participating Employer) entitled to receive deferred compensation under the Plan.  In order to receive a benefit under the Plan, however, a Participant must also meet the requirements of Sections 2.2 and 2.3.

2.2            Specific Conditions for Active Participation.  To participate actively in the Plan, a Participant must execute or acknowledge a Grant.  A Grant must be executed and acknowledged within 30 days of being provided to the officer or other management level employee of the Company, or at such other time as may be required or permitted by regulations issued under Code Section 409A.

2.3            Termination of Participation.  Once the officer or other management level employee of the Company becomes a Participant, such individual shall continue to be a Participant until such individual ceases to have any vested interest in the Plan, including as a result of distributions made to such Participant or his Beneficiary, if applicable, or otherwise.

2.4            Participation by Other Employers.  Each corporation or other entity with U.S. employees that is a member of the same controlled group as the Company (within the meaning of Code Sections 414(b) and (c)) shall be a participating Employer under the Plan unless determined otherwise by the Company.  Participating Affiliates that cease to be a member of the same controlled group as the Company within the meaning of Code Sections 414(b) and (c) are no longer eligible to participate in the Plan effective as of the date that they cease to qualify as a controlled group member.  Participants of such an employer shall no longer be eligible to participate effective as of the date that their employer becomes ineligible.

ARTICLE III

DEFERRED COMPENSATION

3.1            Record of Account.  Solely for the purpose of fixing the maximum amount of the Employer’s obligations to each Participant or his beneficiaries under the Plan, the Employer will maintain a separate bookkeeping record, an “Account,” for each Participant in the Plan.  The Account will show the maximum amount of deferred compensation which each Participant or his beneficiaries under the Plan are entitled to earn, subject to the vesting and other financial requirements, employment restrictions, and other conditions set out in each Participant’s Grant.

3.2            Confidentiality and Non-Competition Agreement.  In its discretion, the Employer may require any officer or other management level employee selected to become a Participant in the Plan to execute a Confidentiality and Non-Competition Agreement with the Employer in consideration of the benefits to be provided hereunder.

ARTICLE IV

DISTRIBUTION OF BENEFITS

4.1            Distribution Timing.  Upon his Separation from Service for any reason other than a Separation of Service for Cause, a Participant shall receive, in a lump sum payment, that portion to which he is entitled under this Plan and the Participant’s Grant, if any, of the amounts reflected in his Account.  The Participant will receive such distribution promptly, but not later than the first business day that is on or after the 30th day after the date of the Participant’s Separation from Service, provided that if the date of the Participant’s Separation from Service is such that the Participant could receive the distribution pursuant to the preceding sentence in either of two calendar years, then such distribution will be paid in the calendar year that next begins immediately following the date of the Participant’s Separation from Service.  Payments of such distributions will be made in U.S. dollars or at the Participant’s election in common units of Genesis.  Upon the Participant’s election (made within 15 days of his Separation from Service) to receive common units of Genesis owned by the Company or its Affiliates, the number of such common units to be distributed shall be determined by dividing the amount of deferred compensation to be paid to Participant by the average closing price of such common units on the American Stock Exchange (or other exchange upon which Genesis’ common units are traded) for the five business days following Participant’s Separation of Service.

4.2            Distribution upon Death. In the event of the death of the Participant while receiving benefit payments under the Plan, the Beneficiary or Beneficiaries designated by the Participant shall be paid any amounts due under the Plan as soon as practicable but not more than 90 days after the Participant’s death.

4.3            Withdrawals for Unforeseeable Emergency.  Upon the occurrence of an unforeseeable emergency, the Participant shall be eligible to receive payment of the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. The amount determined to be properly distributable under this section and applicable regulations under Code Section 409A shall be payable in a single lump sum only.  For the purposes of this section, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152 (without regard to Section 152(b)(1), (b)(2), and (d)(1)(B))); loss of the Participant’s property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance, for example, not as a result of a natural disaster; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, including imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, the cost of prescription drugs, and the need to pay for funeral expenses of a spouse, beneficiary, or dependent.  It shall be the responsibility of the Participant seeking to make a withdrawal under this section to demonstrate to the Administrative Committee that an unforeseeable emergency has occurred and to document the amount properly distributable hereunder.  After a distribution on account of an unforeseeable emergency, the terms of a Participant rights hereunder shall be limited to the extent required under the provisions of Code Section 409A and subject to the rules applicable thereto under the Plan.

4.4            Acceleration of Payment.  The acceleration of the time and/or form of any payment determined in accordance with the provisions of this Article IV above, shall not be made except due to unforeseeable emergency, as described above, or as set forth below and otherwise permitted by Code Section 409A and the Treasury Regulations and other guidance issued thereunder:

(a)            Domestic Relations Order.  A payment of all or part of the Participant’s Account may be made to a spouse, former spouse or other dependent under the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).  The Administrative Committee shall determine whether a payment should be made pursuant to the terms of a domestic relations order and the time and form of such payment.

(b)            Employment Taxes.  A payment of all or part of the Participant’s Account  may be made to the extent necessary to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on amounts deferred under the Plan (the “FICA Amount”), income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes.  The total payment under this Section shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

(c)            Payment of State, Local or Foreign Taxes.  Payment may be made to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant, plus the income tax at source on wages imposed under Code Section 3401 as  a result of such payment; provided, however, that the amount of the payment may not exceed the amount of the taxes due, and the income tax withholding related to such state, local and foreign tax amount.

(d)            Income Inclusion under Code Section 409A.  Payment may be made at any time the Plan fails to meet the requirements of Code Section 409A and the Treasury Regulations issued thereunder; provided, however, that payment cannot exceed the amount required to be included in income as a result of the failure to comply.

(e)            Certain Offsets.  Payment may be made as satisfaction of a debt of the Participant to the Employer where: (1) the debt is incurred in the ordinary course of the employment relationship; (2) the entire amount of the offset in any of the Participant’s taxable years does not exceed $5,000; and (3) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

4.5            Delay of Payment.  Notwithstanding anything in this Plan to the contrary, a Participant who is a “specified employee” (as defined in Code Section 409A and the regulations thereunder) as of the date of his Separation from Service and is entitled to a distribution due to a Separation from Service may not receive a distribution under the Plan until a date that is at least six months after the date of the Separation from Service (or the date of the Participant’s death, if earlier).  The Participant (or the Participant’s Beneficiary or Beneficiaries) will receive the full amount to which he is entitled under the Plan in a lump sum on the earlier of (1) the first business day that is at least six months and one day after the date of his Separation from Service, or (2) promptly following the Participant’s death.  In addition, the Company may in its discretion delay any payment due under the Plan to the extent permitted by Code Section 409A and the regulations thereunder.

4.6            Assignment and Assumption of Liabilities.  In the discretion of the Company, upon the cessation of participation in the Plan by any Participant solely due to the employer of that Participant no longer qualifying as a member of the controlled group of the Company within the meaning of Code Sections 414(b) and (c), all liabilities associated with the Account of such Participant may be transferred to and assumed by the Participant’s employer under a deferred compensation plan established by such employer that is substantially identical to this Plan and that preserves the deferral and payment elections in effect for the Participant under this Plan to the extent required by Code Section 409A.  Any such Participant shall not be deemed to have incurred a Separation from Service for purposes of the Plan by virtue of his employer’s ceasing to be a member of the controlled group of the Company.  The foregoing provision shall be interpreted and administered in compliance with the requirements of Code Section 409A.

ARTICLE V

PLAN ADMINISTRATION

5.1            Administration.  The Plan shall be administered by the Administrative Committee as an unfunded deferred compensation plan that is not intended to meet the qualification requirements of Code Section 401 and that is intended to meet all applicable requirements of Code Section 409A.

5.2            Administrative Committee.  The Administrative Committee will operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the discretionary authority to interpret the Plan, the discretionary authority to determine all questions relating to the rights and status of Participants, and the discretionary authority to make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof or applicable law, as well as such other authority and powers relating to the administration of the Plan; provided that the Administrative Committee may delegate such administrative matters as it chooses to specifically designated officers of the Company.  All decisions made by the Administrative Committee shall be final, subject to the claims review procedures of Section 5.5.

Without limiting the powers set forth herein, the Administrative Committee shall have the power (i) to change or waive any requirements of the Plan to conform with Code Section 409A or other applicable law or to meet special circumstances not anticipated or covered in the Plan; (ii) to determine the times and places for holding meetings of the Administrative Committee and the notice to be given of such meetings; (iii) to employ such agents and assistants, such counsel (who may be counsel to the Company), and such clerical and other services as the Administrative Committee may require in carrying out the provisions of the Plan; and (iv) to authorize one or more of their number or any agent to execute or deliver any instrument on behalf of the Administrative Committee.

The members of the Administrative Committee and the Audit Committee, and the Company and its respective officers and directors, shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Administrative Committee, and the members of the Administrative Committee and the Audit Committee, and the Company and its respective officers and directors, shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent, service provider, accountant or counsel.

5.3            Filing Claims.  Any Participant, Beneficiary or other individual (hereinafter a “Claimant”) entitled to benefits under the Plan, or otherwise eligible to participate herein, shall be required to make a claim with the Administrative Committee (or its designee) requesting payment or distribution of such Plan benefits (or written confirmation of Plan eligibility, as the case may be), on such form or in such manner as the Administrative Committee shall prescribe.  Unless and until a Claimant makes proper application for benefits in accordance with the rules and procedures established by the Administrative Committee, such Claimant shall have no right to receive any distribution from or under the Plan.

5.4            Notification to Claimant.  If a Claimant’s application is wholly or partially denied, the Administrative Committee (or its designee) shall, within 90 days, furnish to such Claimant a written notice of its decision.  Such notices shall be written in a manner calculated to be understood by such Claimant, and shall contain at least the following information:

(a)            the specific reason or reasons for such denial;

(b)            specific reference to pertinent Plan provisions upon which such denial is based;

(c)            a description of any additional material or information necessary for such Claimant to perfect his claim, and an explanation of why such material or information is necessary; and

(d)            an explanation of the Plan’s claim review procedure describing the steps to be taken by such Claimant, if he wishes to submit his claim for review.

5.5            Review Procedure.  Within 60 days after the receipt of such notice from the Administrative Committee, such Claimant, or the duly authorized representative thereof, may request, by written application to the Plan, a review by the Arbitrators of the decision denying such claim.  In connection with such review, such Claimant, or duly authorized representative thereof, shall be entitled to receive any and all documents pertinent to the claim or its denial and shall also be entitled to submit issues and comments in writing.  The decision of the Arbitrators upon such review shall be made promptly and not later than the time periods set out in Exhibit B hereto.  Any such decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.  In the event of a genuine dispute regarding the amount or timing of payments under the Plan, a delay in the payment of Plan benefits shall not cause a violation of Code Section 409A to the extent such delay satisfies the conditions set forth in Code Section 409A and the regulations thereunder.  If the review procedures of this Section 5.5 are invoked, the decision of the Arbitrators shall be final and binding.

5.6            Payment of Expenses.  All costs and expenses incurred in administering the Plan shall be paid by the Company.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1            Amendment.  The Company has reserved, and does hereby reserve, the right at any time and from time to time by action of the Administrative Committee to amend, modify or alter any or all of the provisions of the Plan without the consent of any Participants; provided, however, that no amendment shall operate retroactively so as to affect adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action.  Any such amendment, modification or alteration shall be expressed in an instrument executed by an authorized officer or officers of the Company, and shall become effective as of the date designated in such instrument.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1            Employment Relationship.  For purposes of determining if there has been a Separation from Service, the Employer is defined as provided in Treasury Regulations Section 1.409A-1(h)(3).  Nothing in the adoption of the Plan or the crediting of deferred compensation shall confer on any Participant the right to continued employment by the Company or an Affiliate of the Company, or affect in any way the right of the Company or such Affiliate to terminate his employment at any time.  Any question as to whether and when there has been a Separation from Service of a Participant as an employee for purposes of the Plan, and the cause of such Separation from Service, shall be determined by the Administrative Committee, and its determination shall be final.

7.2            Facility of Payments.  Whenever, in the opinion of the Administrative Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his financial affairs, the Administrative Committee shall have the discretionary authority to direct payments to such person’s legal representative or to a relative or friend of such person for his benefit; alternatively, the Administrative Committee may in its discretion apply the payment for the benefit of such person in such manner as the Administrative Committee deems advisable.  Any such payment or application of benefits made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability of the Administrative Committee with respect to such payment or application of benefits.

7.3            Funding.  All benefits under the Plan are unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets in order to assure the payment of any amounts under the Plan.  The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his Beneficiary shall have any rights in or against any amounts credited under the Plan or any other specific assets of the Company.  All amounts credited under the Plan to the benefit of a Participant shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

7.4            Anti-Assignment.  No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits.  If a Participant, a Participant’s spouse, or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under the Plan, then those rights, in the discretion of the Administrative Committee, shall cease.  In this case, the Administrative Committee may hold or apply the benefits at issue or any part thereof for the benefit of the Participant, the Participant’s spouse, or Beneficiary in such manner as the Administrative Committee may deem proper.

7.5            Unclaimed Interests.  If the Administrative Committee shall at any time be unable to make distribution or payment of benefits hereunder to a Participant or any Beneficiary of a Participant by reason of the fact that his whereabouts is unknown, the Administrative Committee shall so certify, and thereafter the Administrative Committee shall make a reasonable attempt to locate such missing person.  If such person continues missing for a period of three years following such certification, the interest of such Participant in the Plan shall, in the discretion of the Administrative Committee, be distributed to the Beneficiary of such missing person.

7.6           References to Code, Statutes and Regulations.  Any and all references in the Plan to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.

7.7            Liability.  The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly constituted agents, in the administration of the Plan, except to the extent that the effects and consequences of such personal acts, omissions or conduct shall result from willful misconduct.  However, this Section shall not operate to relieve any of the aforementioned from any responsibility or liability for any responsibility, obligation, or duty that may arise under ERISA.

7.8            Tax Consequences of Participation.  The income tax consequences to Participants of Grants under the Plan shall be determined under applicable federal, state and local tax law and regulation.

7.9            Company as Agent for Related Employers.  Each corporation which shall become a participating Employer pursuant to Section 2.4 by so doing shall be deemed to have appointed the Company its agent to exercise on its behalf all of the powers and authority hereby conferred upon the Company by the terms of the Plan, including but not limited to the power to amend and terminate the Plan.  The Company’s authority shall continue unless and until the related Employer terminates its participation in the Plan.

7.10          Governing Law; Severability.  The Plan shall be construed according to the laws of the State of Texas, including choice of law provisions, and all provisions hereof shall be administered according to the laws of that State, except to the extent preempted by federal law.  A final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

7.11          Taxes.  The Company shall be entitled to withhold any taxes from any distribution hereunder or from other compensation then payable, as it believes necessary, appropriate, or required under relevant law.

[SIGNATURE PAGE FOLLOWS]

Genesis Energy, LLC

By:	/s/ Ross A. Benavides
Name:	Ross A. Benavides
Title:	Secretary

[Signature Page to Deferred Compensation Plan]

EXHIBIT A

Grant Date:  __________, 2008

FORM OF

DEFERRED COMPENSATION GRANT

GENESIS ENERGY, LLC

This Grant of Deferred Compensation (“Grant”) is made effective ____________, 2008 (“Grant Date”) between Genesis Energy, LLC (the “Company”) and [________], an officer and employee of the Company (“Participant”).

WHEREAS, the Company desires to grant Participant the opportunity to earn deferred compensation in connection with Participant’s entry into the Limited Liability Company Agreement (the “Agreement”) of the Company as a Class B Member; and

WHEREAS, the Company has adopted the Genesis Energy, LLC Deferred Compensation Plan (the “Plan”) effective as of December 31, 2008 governing the terms, conditions and provisions of the grant to Participant of deferred compensation made under the Plan, including under this Grant;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.             Grant of Deferred Compensation.  The Company hereby grants to Participant maximum deferred compensation of $[_______________] (“Maximum Deferred Compensation Amount”), which represents Participant’s Initial IDR Share (as defined in the Agreement) as of the Grant Date, which is the maximum deferred compensation which Participant is entitled to earn under the terms and conditions set forth herein and in the Plan, including, without limitation, the vesting and other financial requirements, employment restrictions and other conditions more specifically set forth herein and in the Plan, subject only to Participant’s execution of this Grant.  The Company and Participant understand and agree that this Grant is in all respects subject to the terms, definitions and provisions of the Plan and the Agreement, all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Grant, and terms not otherwise defined in this Grant or the Plan shall have the meanings set forth in the Agreement.

2.              Termination for Cause.  If there is a Separation from Service of a Participant due to Participant’s employment being terminated by the Company for Cause, Participant will not be entitled to receive any deferred compensation hereunder or under the Plan.

3.             Deferred Compensation upon Separation from Service. If there is a Separation from Service of a Participant with the Company other than for Cause, Participant shall be entitled to be paid, according to the distribution provisions of the Plan, that portion of the Maximum Deferred Compensation Amount obtained by multiplying (i) Participant’s Vesting Percentage determined under the provisions of Section 4 below, times (ii) the lesser of (a) the Maximum Deferred Compensation Amount or (b) Participant’s Current IDR Share as of the date of Participant’s Separation from Service.

4.              Vesting Percentage(s).  The “Vesting Percentage” for purposes of determining that portion of the Maximum Deferred Compensation Amount to which Participant is entitled upon his Separation from Service other than for Cause shall be determined as of the date of Participant’s Separation from Service as follows:

(a)            Change of Control.  Upon a Change of Control, as defined in the Plan, or Separation from Service (other than due to Participant’s employment being terminated by the Company for Cause, or a voluntary termination by Participant of his employment other than for Good Reason) during the period beginning six months prior to a Change of Control and ending on such Change of Control, Participant’s Vesting Percentage shall be 100%;

(b)            Participant’s Voluntary Termination of Employment.  If Participant voluntarily terminates his employment by the Company other than for Good Reason, his Vesting Percentage shall be the percentage specified below based upon the date of upon Participant’s Separation from Service:

(i)	Separation from Service prior to the 1st anniversary of the Grant Date:	0%

(ii)	Separation from Service on or after the 1st anniversary, and prior to the 2nd anniversary, of the Grant Date:	25%

(iii)	Separation from Service on or after the 2nd anniversary, and prior to the 3rd anniversary, of the Grant Date:	50%

(iv)	Separation from Service on or after the 3rd anniversary, and prior to the 4th anniversary, of the Grant Date:	75%

(v)	Separation from Service after the 4th anniversary of the Grant Date:	100%

(c)            Participant’s Termination of Employment for Good Reason.  If Participant voluntarily terminates his employment by the Company for Good Reason, Participant’s Vesting Percentage shall be 100%.

(d)            Other Employment Terminations. If Participant’s employment by the Company is terminated for any reason other than those circumstances covered by Sections 4(a), 4(b) or 4(c) above, his Vesting Percentage shall be that percentage determined under the provisions of Section 4(b) above, unless as of the date of Participant’s Separation of Service the Participant’s Applicable IDR Percentage is in excess of 8%, in which case the Participant’s Vesting Percentage shall be:

(i)             100% for that portion of the Maximum Deferred Compensation Amount or Current IDR Share, as applicable, which is attributable to the portion of Participant’s Applicable IDR Percentage of 8%; and

(ii)            determined under the provisions of Section 4(b) above for that portion of the Participant’s Maximum Deferred Compensation Award or Current IDR Share, as applicable which is attributable to Participant’s Applicable IDR Percentage in excess of 8%.

5.              Withholding.  On the date any amounts are paid under the terms of this Grant, the minimum withholding required to be made by the Company shall be paid by Participant to the Company in cash, or the Participant, in his sole discretion, may direct that the Company withhold cash at such rate or at any rate which is in excess of the minimum withholding rate described in the preceding sentence, but not in excess of the highest incremental tax rate for Participant, and such additional directed withholding will be made in the same manner as described in the first phrase of this sentence, and shall be further subject to the provisions of Section 4.05 of the Agreement.

6.             No Transfers Permitted.  The rights under this Grant are not transferable in whole or in part by the Participant otherwise than by will or the laws of descent and distribution, and as long as Participant lives, only Participant or his or her guardian or legal representative shall have the right to receive and retain Distributions or other rights under this Grant.

7.             No Right To Continued Employment.  Neither the Agreement nor this Grant shall confer upon the Participant any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall they interfere in any way with Participant’s right to terminate employment, or the Company’s right to terminate Participant’s employment, at any time, with or without Cause (as defined in the Agreement).

8.              Governing Law.  WITHOUT LIMITATION, THIS GRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF TEXAS.

9.              Binding Effect.  This Grant shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

10.            Severability.  If any provision of this Grant is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Grant will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

11.            Entire Agreement.  This Grant, along with the other documents and agreements entered into by the Participant and the Company and/or its affiliates on the Grant Date, contain the entire agreement among the parties hereto and their predecessors with respect to the subject matter contained herein and therein, and replace and supersede all prior discussions and communications, written or oral, among the Company, the Participant, their respective predecessors or others, regarding compensation, whether cash or otherwise, contemplated to be provided to the Participant or any rights in the Company or its predecessor, contemplated to be provided to the Participant.

 IN WITNESS WHEREOF, the Company has caused these presents to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized representative and the Participant has hereunto set his or her hand and seal, all on the day and year first above written.

Dated as of this __ day of ______________, 2008.

GENESIS ENERGY, LLC

By:
Ross A. Benavides
Secretary

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) my receipt of this Grant, (ii) my opportunity to review the Plan, (iii) my opportunity to discuss this Grant with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iv) my understanding of the terms and provisions of the Grant and the Plan, and (v) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this Grant and the Plan.

Dated as of this ________ day of __________, 2008.

PARTICIPANT

EXHIBIT B

ARBITRATION PROVISIONS

1.             Applicable Law/Arbitration.  If on one hand a Participant or Participants under the Genesis Energy, LLC Deferred Compensation Plan (the “Plan”) and on the other hand either the Company or the Class A Member of the Company (the Participants, the Company and/or the Class A Member of the Company collectively the “Claimants”) are unable to agree upon any matter arising under the Plan or wish to appeal a decision by the Administrative Committee under the Plan, then within a reasonable amount of time any such disagreement (a “Dispute”) shall be referred to, and finally resolved by, binding arbitration.  Venue for such arbitration shall be in Houston, Texas.  Except for the limited rights described in Paragraphs 8 and 10 below, the Participants waive their right to file a lawsuit in a court of law to prosecute any Dispute.

2.             Negotiation.  When a Dispute has arisen, any Claimant (each Claimant, a “Party”) may give the other Party written notice of the Dispute (“Dispute Notice”). In the event that a Dispute Notice is given, the Parties shall attempt to resolve the Dispute promptly by further negotiation.  In connection with such negotiation, all reasonable requests for information made by one Party to the other will be honored.

3.              Confidentiality of Settlement Negotiations.  All negotiations regarding Disputes are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

4.             Commencement of Arbitration.  If the Dispute has not been resolved by negotiation within thirty (30) days of the Dispute Notice, or if the Parties have failed to confer within thirty (30) days after delivery of the Dispute Notice, either Party may then initiate arbitration by providing written notice of arbitration to the other Party.  In order to be valid, the notice of arbitration shall contain a precise and complete statement of the Dispute. Within thirty (30) days of receipt of the notice of arbitration, the receiving Party shall respond by providing a written response which shall include its precise and complete response to the Dispute, and which includes any counter Dispute that the responding Party may have.

5.             Selection of Arbitrator(s).  The arbitration may be conducted and decided by a single person that is mutually agreeable to the Parties and knowledgeable and experienced in the type of matter that is the subject of the Dispute if a single arbitrator can be agreed upon by the Parties.  If the Parties cannot agree on a single arbitrator within ten (10) days of the date of the response to the notice of arbitration, then the arbitration shall be determined by a panel of three (3) arbitrators.  To select the three arbitrators, each Party shall, within ten (10) days of the expiration of the foregoing ten day period, select a person that it believes has the qualifications set forth above as its designated arbitrator, and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel and serve as its chairman.  In the event that the persons selected by the Parties are unable to agree upon a third member of the arbitration panel within ten (10) days after the selection of the latter of the two arbitrators, then he/she shall be selected from the CPR (as defined below) panel using the CPR rules.  Once selected, no arbitrator shall have any ex parte communications with either Party.

B-1

6.             Arbitration Process.  The arbitration hearing shall commence within a reasonable time after the selection of the arbitrator(s), as set by the arbitrator(s).  The arbitrator(s), shall allow the Parties to engage in pre-hearing discovery, to include exchanging (i) requests for and production of relevant documents, (ii) up to fifteen (15) interrogatories, (iii) up to fifteen (15) requests for admissions, and producing for deposition and at the arbitration hearing, up to four (4) persons within each Parties’ control.  Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator(s) upon a finding of good cause.  The arbitration shall be conducted under the rules of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of this Agreement for dispute resolution rules for non-administered arbitration of business disputes.  The Parties may agree on such other rules to govern the arbitration that are not set out in this provision as they may mutually deem necessary.

7.             Arbitration Decision.  The arbitrator(s) shall have the power to award interim relief, and to grant specific performance.  Except as may be specifically limited elsewhere in this Agreement, the arbitrator’s decision may be based on such factors and evidence as the arbitrator(s) deems fit.  The arbitrator(s) shall be required to render a written decision to the Parties no later than thirty (30) days after the completion of the hearing.

8.             Arbitration Award.  The award of a majority of the arbitrator(s) shall be final, conclusive and binding.  The award rendered by the arbitrator(s) may be entered in any court having jurisdiction in respect thereof, including any court in which an injunction may have been sought.  For ten (10) days following the rendering of the arbitrator’s decision, each of the Parties shall have the right to make a written request for clarification of any aspect of the decision, or a correction of any manifest error.

9.             Arbitration Costs.  Prior to the entry of the award, if there is but one arbitrator, each Party shall pay for one half of the fees of the arbitrator and costs of administering the arbitration including any filing fees.  If there are three arbitrators, each Party shall pay the fees of its respective Party-selected arbitrator and one-half (1/2) of the costs of the third arbitrator and one-half (1/2) of the costs of administering the arbitration.  The arbitrator(s) may assess all arbitrator(s)’ fees and costs of the arbitration against either Party and may award to either Party up to all its reasonable attorneys fees and other of its out of pocket costs of the arbitration.

10.            Injunctive Relief.  With respect to the Dispute, nothing in this Exhibit B shall prevent a Party from immediately seeking injunctive relief in a court to maintain the status quo during the arbitration.

B-2